For Immediate Release

              eAutoclaims Completes Capital Raise, Over-Subscribes
                           With Total of $2.5 Million

May 28th, 2004. Oldsmar, Florida, eAutoclaims (OTC Bulletin: EACC) announced today the final closing of approximately $2.5 million in new financing. Of the $2.5 Million, $2.25 Million was a sale of equity to multiple investors at $0.28 per share and $250,000 was an 8% convertible debenture from one of the Company's Directors. Both the equity and convertible debentures include warrant coverage. This represents additional capital of $900,000 from the company's previous announcement on May 5, 2004. Noble International Investments acted as placement agent on a material portion of this raise and will continue to advise the Company as its investment banker.

The Company has deployed the capital to fulfill certain financial obligations, has begun investing in the eAutoclaims' Special Markets Division, and has expanded its efforts in the Company's direct marketing channel. The Company's Special Markets Division supports the recently announced Co-Marketing Agreement with ADP Claims Services Group.

Eric Seidel, President/CEO, commented, "We are very pleased that we experienced such a strong response from the equity markets." Mr. Seidel continued, "Unfortunately, we had to turn away some investors from participating in this round of financing. Our goal was to obtain the appropriate amount of capital that would allow us to expand for our new agreement with ADP Claims Services and to support the significant reduction in revenues coming from our largest customer this past quarter. With this financing in place we are ready to maximize the business opportunity of this new agreement and our shareholders' return on their investment."

About eAutoclaims:
eAutoclaims (OTC Bulletin Board: EACC) is a business services company that provides the insurance industry with claims management services through both ASP and integrated outsourcing solutions. The Company's clients are insurance companies, fleet management companies and insurance services companies. eAutoclaims' solutions streamline the claims handling process, decreasing the overall time and cost required to process a collision claim and reducing average paid losses for its clients. The Company handles repair estimates, repair audits and claims systems administration services for automobile claims that are processed and tracked via the eAutoclaims Web-based platform and network of service providers.

For More Information:
Jeff Dickson, Chairman
813-749-1020, Ext. - 202
investor-relations@eautoclaims.com


This announcement contains "forward-looking statements." Words such as anticipate, believe, estimate, satisfies, expect and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.